Exhibit 10.1

NOMINATING AGREEMENT

This Nominating Agreement (this “Agreement”), dated as of April 3, 2012, by and among Rexnord Corporation, a Delaware corporation (the “Company”), and Apollo Management VI, L.P. (“Apollo Management”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, in connection with the IPO, the Company and Apollo (as defined below) desire to enter into this Agreement setting forth certain rights and obligations with respect to the shares of Common Stock owned by Apollo.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “Apollo” means Apollo Management, Apollo Management, L.P. and any of their Affiliates and any shares of Common Stock over which Apollo Management, Apollo Management, L.P., any of their Affiliates have voting or dispositive power (it being acknowledged that the term “Affiliates” does not include George M. Sherman, any director employed by George M. Sherman, any of his Affiliates or any director employed by the Company).

(c) “Apollo Designee” shall mean any person nominated at any time and from time to time by Apollo pursuant to Section 2 to serve on the Board of Directors of the Corporation.

(d) “person” means any individual, firm, corporation, general or limited partnership, limited liability company, trust, joint venture or other entity or association, including without limitation any governmental authority, and shall include any successor (by merger or otherwise) of such entity.

(e) “Organizational Documents” means the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, as either may be amended from time to time.

SECTION 2. Board Representation.

(a) Until such time as Apollo no longer beneficially owns at least 50.1% of the total number of shares of Common Stock outstanding at any time, the Company shall support the nomination of, and cause the Board of Directors of the Company (the “Board of Directors”) to include in the slate of nominees recommended to stockholders for election as directors, four (4) persons designated at any time and from time to time by Apollo Management;

(b) After such time as Apollo no longer beneficially owns at least 50.1%, but until such time as Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding at any time, the Company shall support the nomination of, and cause the Board of Directors to include in the slate of nominees recommended to stockholders for election as directors, three (3) persons designated at any time and from time to time by Apollo Management;

(c) Until such time as Apollo no longer beneficially owns at least 50.1% of the total number of shares of Common Stock outstanding at any time, upon written request from Apollo Management, the Company promptly shall take all action as shall be necessary to, and shall cause the Board of Directors of the Company to, increase the size of the Board of Directors by such number that will cause Apollo Designees to constitute a majority of the positions on the Board of Directors, and the Company shall cause the Board of Directors promptly to fill the vacancies created by such increase with Apollo Designees and shall, at the annual stockholder meeting following such written request from Apollo Management, support the nomination of, and cause the Board of Directors to include in the slate of nominees recommended to stockholders for election as directors, Apollo Designees to fill such vacancies (in addition to the four (4) Apollo Designees referred to in clause (a));

provided, however, that, notwithstanding the foregoing subsections (a), (b) and (c), the Company shall not be required to take any action which it reasonably believes is unlawful, and the Company shall be allowed to take any action the omission of which it reasonably believes would be unlawful.

(d) Until such time as Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding at any time, vacancies arising through the death, resignation or removal of an Apollo Designee may be filled only by a majority of the directors nominated by Apollo Management then in office and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(e) Until such time as Apollo no longer beneficially owns at least 50.1% of the total number of shares of Common Stock outstanding at any time, vacancies arising from an increase in the number of directors pursuant to Section 2(c) hereof may be filled only by a majority of the directors nominated by Apollo Management then in office and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(f) Notwithstanding the provisions of this Section 2, Apollo Management shall not be entitled to designate any person as a nominee to the Board of Directors if the Company receives a written opinion of its outside legal counsel of national reputation that such person would not be qualified under any applicable law, rule or regulation, rule of the New York Stock Exchange or the Amended and Restated By-Laws of the Corporation (the “By-Laws”) to serve as a director of the Company. Other than with respect to the issue set forth in the preceding sentence, the Company shall not have the right to object to any Apollo Designee. The Company shall notify Apollo Management in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors (and such notice shall be delivered to Apollo Management at least 30 days prior to such expected mailing date). The Company shall notify Apollo Management of any objection to an Apollo Designee sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Apollo Management to propose a replacement Apollo Designee in accordance with the terms of this Agreement.

SECTION 3. Apollo Approval Rights.

(a) Subject to the provisions of subsection (b), without the approval of a majority of a quorum of the entire Board of Directors, which must include the approval of a majority of the directors nominated by Apollo Management voting on such matter, the Company shall not, and (to the extent applicable) shall not permit any subsidiary of the Company to, take any of the actions prohibited by Section 3.6 of the By-Laws.

(b) The approval rights set forth in Section 3.6 of the By-Laws shall terminate at such time as Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding at any time.

SECTION 4. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

(c) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(d) Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

(e) Entire Agreement. This Agreement, together with the By-Laws, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. In the event of a conflict between the By-Laws and this Agreement, the provisions of the By-Laws shall control.

(f) Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger, e-mail or facsimile transmission, addressed:

if to Apollo or Apollo Management:

c/o Apollo Management, L.P.

9 W. 57th Street

43rd Floor

New York, NY 10019

Attention: Laurie D. Medley

Facsimile: (646) 607-0528

E-mail: lmedley@apollolp.com

with a copy to

c/o Apollo Management, L.P.

2000 Avenue of the Stars

Suite 510 North

Los Angeles, CA 90067

Attention: Damian Giangiacomo

Facsimile: (310) 878-0198

E-mail: damian@apollolp.com

if to the Company:

4701 West Greenfield Avenue

Milwaukee, WI 53214

Attention: General Counsel

Facsimile:  (414) 643-3078

E-mail: patty.whaley@rexnord.com

or at such other address as the Company or Apollo shall have furnished to the other in writing.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by facsimile or

e-mail transmission or at the earlier of its receipt or on the fifth day after mailing, if mailed, as aforesaid.

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(h) Counterparts. This Agreement may be executed in any number of counterparts, including .pdf or facsimile copies thereof, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(i) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by the Company and Apollo Management.

(k) Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(l) Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.

(m) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(n) Termination. This Agreement shall automatically terminate at such time as Apollo no longer beneficially owns at least 33 1/3% of the total number of shares of Common Stock outstanding.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

REXNORD CORPORATION

By:	/s/ Patricia M. Whaley
Name: Patricia M. Whaley
Title: VP, General Counsel & Secretary

APOLLO MANAGEMENT VI, L.P.

By:	AIF VI Management, LLC, its General Partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President